EXHIBIT A

    The business address for all those listed in Exhibit A (except the Winmill Family Trust (the “Trust”) and Thomas B. Winmill) is 2255 Buffalo Road, Rochester, NY 14624. The Trust's business address is PO Box 1198, Walpole, NH 03608.  Thomas B. Winmill's business address is PO Box 4, Walpole, NH 03608.

    The managers of Bexil Securities LLC (“BSL”) and Bexil Advisers LLC (“BAL”) are Thomas B. Winmill and Thomas O’Malley. The directors of Bexil Corporation (“BXLC”) are Philip Kadinsky-Cade, John C. Hitchcock, Thomas B. Winmill, William M. Winmill, and Woodworth B. Winmill. The directors of Midas Securities Group, Inc. (“MSG”) are Thomas O’Malley and Thomas B. Winmill. The directors of Winmill & Co. Incorporated (“WCI”) are Mark C. Winmill, Thomas B. Winmill, William M. Winmill, Woodworth B. Winmill, John Arbolino, Mark Hansen, and North Sturtevant. The directors of the Issuer are Roger A. Atkinson, Jon Tomasson, Peter K. Werner, William M. Winmill, and Thomas B. Winmill. The trustees of the Trust are Mark C. Winmill, Thomas B. Winmill, William M. Winmill, and Woodworth B. Winmill.

The executive officers of MSG, and WCI, and Issuer, are Thomas B. Winmill, Mark C. Winmill, Thomas O’Malley, Donald Klimoski II, Heidi Keating, and Louis Soulios.  The executive officers of BSL, BAL, BXLC include all of the foregoing executive officers and Mark C. Winmill.  The Trust does not have any executive officers.

Issuer, BSL, BAL, BXLC, MSG, and WCI

Name	Present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted
Philip Kadinsky-Cade	Director of BXLC. Independent trader since 2007. Previously, Mr. Kadinsky-Cade was a founder and Managing Member of Bluehaven Management Group, LLC and co-organizer/manager of Grey Owl Partners, LP.

John C. Hitchcock
Director of BXLC.  Managing Director & Vice President, Energy Intelligence
Group. Mr. Hitchcock is an officer of a 60-plus-year-old company whose core lines include web-based newsletters, conferences and research. Direct reports have included general counsel, circulation and billing, compliance and sales and marketing. He previously held editorial and executive positions with Dow Jones & Co. and Institutional Investor Inc.

Thomas B. Winmill
President, Chief Executive Officer, Chief Legal Officer, and a Director or Trustee of the Issuer, Foxby Corp., and Midas Series Trust (“MST”) (collectively, the “Funds”), BAL and Midas Management Corporation (registered investment advisers, collectively, the “Advisers”), BSL and MSG (registered broker-dealer, the “Broker Dealer”), BXLC, and WCI. He is also a Director of Global Self Storage, Inc. (“SELF”).

William M. Winmill
Trustee of the issuer.  Director of BXLC and WCI since 2021 and Investor at Chester Holdings, a family investment office in Greenwich, CT, 2021 – present. Previously, he served as Vice President and/or in such other capacities of BXLC, WCI, its affiliates, and the Issuer, from 2014 – 2019.  He graduated from Columbia University Graduate School of Business in 2021.

Woodworth B. Winmill
Associate at Labaton Keller Sucharow LLP from 2024 – present, director of Foxby Corp. 2024 – present director of WCI 2021 – present, and director of BXLC 2023 – present. Previously, he served in various employment or other capacities of the BXLC, WCI, its affiliates, and the Issuer, from 2016 – 2017.  He graduated from Columbia Law School in 2021.

John Arbolino	Director of WCI. Mr. Arbolino has also served as Vice President of Corporate Development at Solomon Page Group, LLC, 2014 – 2017 and is principal at Boothroyd & Co, 2017 – present.

Mark Hansen	Director of WCI. Mr. Hansen also serves as Diocesan Missioner for Latino Ministry and Ecumenical Officer, 2022 - present.

North Sturtevant	Director of WCI. Mr. Sturtevant also serves as Principal/CEO of JSA Inc. Architects.

Roger Atkinson
Trustee of the Issuer. Since 2007, Mr. Atkinson has served as a manager with Cell-Mark Inc., a pulp and paper trading company. His responsibilities include directing trading activity, acquisitions, and risk management.

Peter K. Werner
Trustee of the Issuer.  Retired. Previously Mr. Werner taught, directed, and coached many programs at The Governor’s Academy of Byfield, MA. He also previously held the position of Vice President in the Fixed Income Departments of Lehman Brothers and First Boston. His responsibilities included trading sovereign debt instruments, currency arbitrage, syndication, medium term note trading, and money market trading.

Jon Tomasson
Trustee of the Issuer. Mr. Tomasson serves as Chief Executive Officer of Vinland Capital Investments, LLC (since 2002), a real estate investment company that he founded, and Chief Investment Officer of NRE Capital Partners LLC (since 2019), a private real estate lending company. Prior to starting Vinland, Mr. Tomasson was a principal with Cardinal Capital Partners, a leading investor in single-tenant net-leased property, and served as a Vice President at Citigroup in the Global Real Estate Equity and Structured Finance group, part of the Real Estate Investment Bank, with both transactional and various management responsibilities.

Mark C. Winmill
President, Chief Executive Officer, and a Director of SELF and Tuxis Corporation (“TUXS”). Executive Vice President and a Director of WCI. Vice President of the Funds and Midas Management Corporation.  He is a principal of MSG.

Thomas O’Malley	Chief Accounting Officer, Chief Financial Officer, Vice President, and Treasurer of the Funds, the Advisers, the Broker-Dealer, BXLC, BSL, WCI, SELF, and TUXS.

Donald Klimoski II
Assistant Secretary, Assistant General Counsel, and Assistant Chief Compliance Officer of the Funds, the Advisers, the Broker-Dealer, BXLC, and BSL. Chief Compliance Officer, Secretary, and General Counsel of SELF, and TUXS. He is Chief Compliance Officer, Secretary, and Co-General Counsel of WCI.

Heidi Keating	Vice President of the Funds, the Advisers, the Broker Dealer, BXLC, BSL, WCI, SELF, and TUXS.

Russell L. Kamerman
Chief Compliance Officer, General Counsel, and Secretary of the Funds, the Advisers, the Broker-Dealer, BXLC, and BAL. He is Assistant Chief Compliance Officer, Assistant General Counsel, and Assistant Secretary of SELF and TUXS.  He is Co-General Counsel, Assistant Chief Compliance Officer, and Assistant Secretary of WCI.

Louis Soulios	Vice President, Finance, of the Funds, the Advisers, the Broker-Dealer, BXLC, SELF, TUXS, and WCI. He is a certified public accountant.

 Trust

Name	Present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted
Thomas B. Winmill	Trustee. See biographical information above.

Mark C. Winmill	Trustee. See biographical information above.

William M. Winmill	Trustee. See biographical information above.

Woodworth B. Winmill	Trustee. See biographical information above.

To the best of the Reporting Persons’ knowledge and information, during the past five years,  none of the individuals named above have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and none of the individuals named above were a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

To the best of the Reporting Persons’ knowledge and information, each individual named above is a citizen of the United States.

The following table presents certain information regarding the direct and/or indirect beneficial ownership of the Issuer's shares as of December 31, 2024 by each foregoing officers and directors, provided, however: BSL, BAL, BXLC, MSG, WCI, the Trust, William M. Winmill, Woodworth B. Winmill, and Mark C. Winmill disclaim beneficial ownership of the Shares held by Thomas B. Winmill; BXLC, MSG, WCI, the Trust, Thomas B. Winmill, William M. Winmill, Woodworth B. Winmill, and Mark C. Winmill disclaim beneficial ownership of the Shares held by BSL and BAL; BSL disclaims beneficial ownership of the Shares held by BAL; and, BAL disclaims beneficial ownership of the Shares held by BSL.

Name of Officer or Director	Number of Shares
Philip Kadinsky-Cade	0
John C. Hitchcock	0
Thomas B. Winmill	1,857,454.71
William M. Winmill	1,814,076.71
Woodworth B. Winmill	1,818,776.71
John Arbolino	0
Mark Hansen	0
North Sturtevant	0
Roger Atkinson	20,000
Peter K. Werner	1,000
Jon Tomasson	0
Mark C. Winmill	1,806,376.71
Thomas O’Malley	5,000
Donald Klimoski II	100
Heidi Keating	0
Russell Kamerman	0
Louis Soulios	0